Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

News Media Contact:	Investor Relations Contact:
David Pendery IHS Inc. +1 303 397 2468 david.pendery@ihs.com	Andy Schulz IHS Inc. +1 303 397 2969 andy.schulz@ihs.com

IHS Reaffirms 2011 Financial Guidance

ENGLEWOOD, Colo. (March 7, 2011) – IHS Inc. (NYSE: IHS), a leading global source of critical information and insight, is reaffirming its 2011 revenue and adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) guidance. The company plans to publicly reaffirm its previously announced annual earnings guidance in Orlando today.

As announced on the company’s January 6, 2011 earnings conference call, IHS expects all-in revenue in a range of $1.21 to $1.25 billion and all-in adjusted EBITDA in a range of $378 to $388 million, both for the 2011 fiscal year.

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About IHS (www.ihs.com)

IHS (NYSE: IHS) is a leading source of information and insight in pivotal areas that shape today’s business landscape: energy, economics, geopolitical risk, sustainability and supply chain management. Businesses and governments around the globe rely on the comprehensive content, expert independent analysis and flexible delivery methods of IHS to make high-impact decisions and develop strategies with speed and confidence. IHS has been in business since 1959 and became a publicly traded company on the New York Stock Exchange in 2005. Headquartered in Englewood, Colorado, USA, IHS employs more than 4,400 people in more than 30 countries around the world.

IHS is a registered trademark of IHS Inc. All other company and product names may be trademarks of their respective owners. Copyright © 2011 IHS Inc. All rights reserved.

IHS Forward-Looking Statements:

This release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such statements may include financial projections and estimates and their underlying assumptions, statements regarding plans, objectives and expectations with respect to future operations, products and services, and statements regarding future performance. Forward-looking statements are generally identified by the words “expect,” “anticipate,” “believe,” “intend,” “estimate,” “plan” and similar expressions. Although IHS and its management believe that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties—many of which are difficult to predict and generally beyond the control of IHS—that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include those discussed or identified by IHS from time to time in its public filings. Other than as required by applicable law, IHS does not undertake any obligation to update or revise any forward-looking information or statements. Please consult our public filings at www.sec.gov or www.ihs.com.